UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 25, 2021

PRAXIS PRECISION MEDICINES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-39620	47-5195942
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Praxis Precision Medicines, Inc.
One Broadway, 16th Floor
Cambridge, Massachusetts 02142
(Address of principal executive offices, including zip code)
(617) 300-8460
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trade Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	PRAX	The Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company  ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On May 25, 2021, Praxis Precision Medicines, Inc. (the “Company”) announced the appointment of Timothy E. Kelly as Chief Financial Officer of the Company, effective immediately (the “Effective Date”). Mr. Kelly will also serve as the Company’s Treasurer and Principal Financial Officer.
Prior to joining us, Mr. Kelly, age 48, served as Chief Financial Officer of Foundation Medicine, Inc., beginning in 2019. Prior to his time at Foundation Medicine, Mr. Kelly served in several finance roles of increasing responsibility at the Roche Group and Genentech (before being acquired from the Roche Group in 2009) from 2003 to 2019, including finance and corporate services director for Roche Pharma in the United Kingdom from 2017 to 2019 and head of group strategic planning for the Roche Group in Switzerland from 2013 to 2017. Mr. Kelly holds a Bachelor of Arts in economics from the College of William and Mary and a Master’s in Business Administration from the Columbia Business School.
In connection with Mr. Kelly’s appointment, the Company entered into an employment agreement, effective as of the Effective Date, with Mr. Kelly, which sets forth certain terms of Mr. Kelly’s employment and is in the same form as its standard form of amended and restated employment agreement with the Company’s other executive officers. Mr. Kelly’s employment agreement provides for the payment of an annual base salary for fiscal year 2021 of $425,000 (which amount will be prorated based on his start date) and he will be eligible to earn an annual bonus with a target amount equal to 40% of his base salary, each of which are subject to review and redetermination by the Compensation Committee of the Board of Directors of the Company. In connection with his appointment, Mr. Kelly received an option to purchase 200,000 shares of the Company’s common stock, which will vest over a four-year period with 25% vesting on the one-year anniversary of the vesting commencement date and the remaining 75% vesting in 36 equal monthly installments, subject to his continued service to the Company. Mr. Kelly is also eligible to participate in the employee benefit plans available to the Company’s employees, subject to the terms of those plans.
In connection with Mr. Kelly’s appointment, the Company also entered into an indemnification agreement with Mr. Kelly in the same form as its standard form of indemnification agreement with the Company’s other executive officers.
There are no arrangements or understandings between Mr. Kelly and any other persons pursuant to which he was appointed as the Company’s Chief Financial Officer, and Mr. Kelly has no family relationship with any of the executive officers or directors of the Company. Additionally, there are no transactions involving the Company and Mr. Kelly that the Company would be required to report pursuant to Item 404(a) of Regulation S-K.
Prior to Mr. Kelly’s appointment, Lauren Mastrocola, the Company’s Vice President of Finance and Principal Accounting Officer, had assumed the responsibilities of Principal Financial Officer of the Company on an interim basis. As a result of Mr. Kelly’s appointment, Ms. Mastrocola ceased to have these responsibilities as of the Effective Date. Ms. Mastrocola will continue to serve as Vice President of Finance and Principal Accounting Officer of the Company.
In connection with Mr. Kelly’s appointment as Chief Financial Officer, the Company issued a press release on May 25, 2021 titled “Praxis Precision Medicines Appoints Tim Kelly as Chief Financial Officer”, a copy of which is filed herewith as Exhibit 99.1 and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated May 25, 2021

104	Cover page from this Current Report on Form 8-K, formatted in Inline XBRL

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRAXIS PRECISION MEDICINES, INC.

Date: May 25, 2021	By:	/s/ Marcio Souza
Marcio Souza
Chief Executive Officer